UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 12, 2007
The SCO Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-29911	87-0662823

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
355 South 520 West
Lindon, Utah 84042
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (801) 765-4999
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Jeff F. Hunsaker
On December 18, 2007, The SCO Group, Inc. (the “Company”) appointed Mr. Jeff F. Hunsaker as President and Chief Operating Officer of SCO Operations, effective December 18, 2007. Previous to this promotion, Mr. Hunsaker, 42, was the General Manager and Sr. Vice-President of Me Inc., the mobile business unit of the Company. Prior to this role and during the past seven years, Mr. Hunsaker has served as Sr. Vice President of Worldwide Sales, Sr. Vice President of Worldwide Marketing and Sr. Vice President/General Manager of the UNIX division at the Company. Prior to joining the Company in 2000, Mr. Hunsaker worked for several high-tech companies in the capacity of a sales or marketing role. These companies include Baan Corporation, Corel Corporation, Novell Inc., and WordPerfect Corporation. Mr. Hunsaker holds a B.A. degree in Business Finance from Utah State University.
As a result of this promotion, Mr. Hunsaker’s base salary was increased from $160,000 per year to $210,000 per year, subject to approval by the United States Bankruptcy Court.
Biographical and other important information with respect to Mr. Hunsaker is contained in the Company’s proxy statement for the 2007 annual meeting of stockholders and such information is incorporated by reference herein.
Resignation of Sandeep Gupta
On December 12, 2007, Sandeep Gupta, former President, SCO Operations announced his resignation. Mr. Gupta will remain with the Company until January 4, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: December 18, 2007

THE SCO GROUP, INC.
By:	/s/ Ken R. Nielsen
Name:	Ken R. Nielsen
Title:	Chief Financial Officer